UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SD
Specialized Disclosure Report

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code:  (563) 272-7400

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 – Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report

Information required by this Item is incorporated by reference to the Conflict Minerals Report attached as Exhibit 1.01.  A copy of this Form SD, including the HNI Corporation Conflict Minerals Report, is publicly available at www.hnicorp.com/who/vision/environment.htm .

Any reference in this Report or the attached exhibit to our corporate website, and its contents, is provided for convenience only.  The website and its contents are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

Item 1.02    Exhibit

Section 2 – Exhibits

Item 2.01    Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI Corporation

Date: June 1, 2015	By:	/s/ Steven M. Bradford
Steven M. Bradford
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

1.01	Conflict Minerals Report required by Items 1.01 and 1.02 of this Form.